Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 2, 2016
Registration Statement Nos. 333-205778 and 333-205778-02

$1bn+ offered Toyota Auto Receivables 2016-B Owner Trust
Bookrunners: Citi (str), Lloyds, RBC
Co-managers: Credit Agricole, Mizuho, US Bancorp

Class	Note Amt(mm)	Offered Amt(mm)	WAL*	M/S	LglFin	Spread	Yld	CPN	PRICE
A-1	$446.00	$0.00	0.28	P-1/A-1+	05/15/17	***NOT OFFERED***
A-2a	$361.00	$324.90	1.00	Aaa/AAA	10/15/18	EDSF +24	1.024%	1.02%	99.99818
A-2b	$129.00	$116.10	1.00	Aaa/AAA	10/15/18	1mL +25			100.00000
A-3	$490.00	$441.00	2.10	Aaa/AAA	04/15/20	ISWP +36	1.306%	1.30%	99.99489
A-4	$134.00	$120.60	3.27	Aaa/AAA	08/16/21	ISWP +44	1.532%	1.52%	99.97722
B	$40.00	$0.00	3.51	A1/AA+	06/15/22	***NOT OFFERED***
*Priced at a 1.3% ABS prepayment speed to a 5% clean up call

Settle:	05/11/2016
First Payment:	06/15/2016
Pay Date:	Monthly on the 15th (or next business day)
Min Denoms:	$1k x $1k
ERISA Eligible:	Yes
Bill and Deliver:	Citi
Delivery:	DTC, Euroclear, Clearstream

CUSIPS:
A2a:           89231U AB3
A2b:          89231U AC1
A3:             89231U AD9
A4:             89231U AE7
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.